Exhibit 99.1

WMG Acquisition Corp. Announces Launch of

Cash Tender Offers

NEW YORK, NY — (MARKETWIRE via COMTEX) — October 10, 2016 — Warner Music Group Corp. (“Warner Music Group” or “WMG”) today announced that, through its wholly owned subsidiary, WMG Acquisition Corp. (the “Company”), it has commenced cash tender offers to purchase any and all of the outstanding senior secured notes (the “Existing Notes”) listed below.

Issuer	Title of Security	CUSIP / ISIN Nos.	Outstanding Principal Amount	Consideration

		XS0849907364	€157,500,000	€1,046.25(2)
WMG Acquisition Corp.	6.250% Senior Secured Notes due 2021(1)

		XS0849907521

WMG Acquisition Corp.	6.000% Senior Secured Notes due 2021	92933B AE4 US92933BAE48	$450,000,000	$1,042.50(3)

		U97128 AB5 USU97128AB52

(1)	Notes may be tendered and will be accepted for payment in denominations of €1,000 and any integral multiple of €1,000.
(2)	Per €1,000 principal amount of 6.250% Notes and excluding Accrued Interest, which will be paid in addition to the Consideration, up to the settlement date for the offer.
(3)	Per $1,000 principal amount of 6.000% Notes and excluding Accrued Interest, which will be paid in addition to the Consideration, up to the settlement date for the offer.

The offers are made pursuant to an Offer to Purchase dated today and a related Letter of Transmittal and Notice of Guaranteed Delivery, which set forth the terms and conditions of the tender offers.

The tender offers will expire at 5:00 p.m. New York City Time on October 17, 2016, unless extended. Holders of Existing Notes must validly tender and not validly withdraw their Existing Notes before 5:00 p.m. New York City Time on the tender offer expiration date to be eligible to receive the consideration for each series of Existing Notes.

The offer for each series of Existing Notes is conditioned upon the satisfaction of certain conditions, including the receipt by the Company of net proceeds from the one or more new debt financings on terms and conditions satisfactory to the Company in an amount sufficient to pay for all Existing Notes accepted for payment in the tender offers. No offer is conditioned upon any minimum amount of Existing Notes being tendered or the consummation of the other offer. Each offer may be amended, extended, terminated or withdrawn separately. The Company currently intends to issue on the settlement date conditional notices of redemption for all of both series of Existing Notes that are not accepted for purchase in the tender offers. The Company currently expects the redemption date for each series of Existing Notes to be on or after January 15, 2017 at the then-applicable redemption price of 103.125% and 103.000%, for the 6.250% notes and 6.000% notes, respectively. This press release is not a notice of such redemption.

The Company has retained Credit Suisse Securities (USA) LLC to serve as the Dealer Manager for the tender offers. Questions and requests for assistance regarding the tender offers should be directed to Credit Suisse Securities (USA) LLC at +1 (212) 538-1862 / +44 20 7883 8763 (collect) or 1 (800) 820-1653 (toll free).

The Company has also retained D.F. King & Co., Inc. to serve as the Information and Tender Agent for the tender offers.

The tender offers are being made pursuant to the terms and conditions contained in the Offer to Purchase, Letter of Transmittal and Notice of Guaranteed Delivery, copies of which may be obtained from D.F. King & Co., Inc. New York: (212) 269 5550 (Banks and Brokers) or (800) 347-4826 (toll free), London: +44 20 7920 9700 or via wmg@dfkingltd.com.

Copies of the Offer to Purchase, Letter of Transmittal and Notice of Guaranteed Delivery are also available at the following web address: http://sites.dfkingltd.com/wmg

This press release is neither an offer to purchase nor a solicitation of an offer to sell any Existing Notes in the tender offers.

About Warner Music Group

With its broad roster of new stars and legendary artists, Warner Music Group is home to a collection of the best-known record labels in the music industry including Asylum, Atlantic, Big Beat, Canvasback, East West, Elektra, Erato, FFRR, Fueled by Ramen, Nonesuch, Parlophone, Reprise, Rhino, Roadrunner, Sire, Warner Bros., Warner Classics and Warner Music Nashville, as well as Warner/Chappell Music, one of the world’s leading music publishers, with a catalog of more than one million copyrights worldwide.

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements regarding expectations as to the completion of the transactions contemplated by the tender offers. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from those referred to in the forward-looking statements. More information about Warner Music Group and other risks related to Warner Music Group are detailed in Warner Music Group’s most recent annual report on Form 10-K and its quarterly reports on Form 10-Q and current reports on Form 8-K as filed with the Securities and Exchange Commission. Warner Music Group does not undertake an obligation to update forward-looking statements.

Warner Music Group maintains an Internet site at www.wmg.com. Warner Music Group uses its website as a channel of distribution of material Company information. Financial and other material information regarding Warner Music Group is routinely posted on and accessible at http://investors.wmg.com. In addition, you may automatically receive email alerts and other information about Warner Music Group by enrolling your email address through the “email alerts” section at http://investors.wmg.com. Warner Music Group’s website and the information posted on it or connected to it shall not be deemed to be incorporated by reference into this communication.

Additional factors that may affect future results and conditions are described in Warner Music Group’s filings with the SEC, which are available at the SEC’s web site at www.sec.gov or at Warner Music Group’s website at www.wmg.com.

SOURCE: WMG

Media Contact:

James Steven

Telephone Contact: (212) 275-2213

Email Contact: James.Steven@wmg.com

or

Investor Contact:

Lori Scherwin

Telephone Contact: (212) 275-4850

Email Contact: Investor.Relations@wmg.com

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